FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this "First Amendment") is made as of February 26, 2020 , by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("University") and SkinJect Inc. ("Licensee").

WHEREAS, University and Licensee have previously entered into an Exclusive License Agreement with effective date of April 29, 2016 (the "Agreement"); and

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment Fee. The Licensee shall pay University an Amendment Fee in the amount of $5,000.00, which shall be due immediately upon Licensee's execution of this Amendment.

2. Amendments to Exclusive License Agreement.

(a) Section 4.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

"4.2 In addition, Licensee shall adhere to each of the following milestones:

(a) Submit a completed report to Food & Drug Administration of a Phase II trial of Licensed Technology or foreign equivalent by September 30, 2021;

(b) Submit a New Drug Application or foreign equivalent for a product covered under Licensed Technology by September 30, 2024; and

(c) First commercial sale of Licensed Technology within five (5) years of submission of a New Drug Application or foreign equivalent for a product covered under Licensed Technology."

(b) Section 4.4 of the Agreement is hereby deleted and replaced in its entirety as follows:

"4.4 Licensee's failure to perform in accordance with Section 4.1 or to fulfill on a timely basis any one of the milestones set forth in Section 4.2 hereof shall be grounds for University to terminate this Agreement and upon termination all rights and interest to the Licensed Technology, Patent Rights, Know- how, and Future Intellectual Property shall revert to University. Notwithstanding the foregoing, for a single time, if the milestone defined in paragraph 4.2 (c) above has not been achieved within the required timeframe, through no fault of Licensee, and following best efforts of Licensee to meet the milestone, Licensee shall be deemed to have fulfilled the milestone requirement if Licensee makes a payment of Fifty Thousand Dollars ($50,000). In such case, in addition to the payment required, Licensee and University shall negotiate in good faith a new date for attainment of such missed milestone. If Licensee fails to meet the revised milestone date, University may terminate the license agreement and upon termination all rights and interest to the Licensed Technology shall revert to University."

3. Miscellaneous.

(a) Except as specifically amended above, all terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail in effect.

(b) The parties acknowledge that this First Amendment and the Agreement set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the party to this Agreement and hereto have executed this First Amendment as of the date first written above.

UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Evan Facher
Evan Facher, Ph.D., MBA Director, Innovation Institute Vice Chancellor for Innovation and Entrepreneurship

LICENSEE

By	/s/ Michael J. Fare
Name:	Michael J. Fare
Title:	Chief Operating Officer